

<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial  information  extracted from the balance sheet and  statement  of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                         0000832095
<NAME>                        KRUPP INSURED MORTGAGE LIMITED PARTNERSHIP

<PERIOD-TYPE>                 9-MOS
<FISCAL-YEAR-END>             Dec-31-1999
<PERIOD-END>                  Sep-30-1999
<CASH>                          4,626,305
<SECURITIES>                   98,688,027<F1>
<RECEIVABLES>                     663,924
<ALLOWANCES>                            0
<INVENTORY>                             0
<CURRENT-ASSETS>                  635,399<F2>
<PP&E>                                  0
<DEPRECIATION>                          0
<TOTAL-ASSETS>                104,613,655
<CURRENT-LIABILITIES>              13,500
<BONDS>                                 0
<PREFERRED-MANDATORY>                   0
<PREFERRED>                             0
<COMMON>                      104,525,544<F3>
<OTHER-SE>                         74,611<F4>
<TOTAL-LIABILITY-AND-EQUITY>  104,613,655
<SALES>                                 0
<TOTAL-REVENUES>                7,325,698<F5>
<CGS>                                   0
<TOTAL-COSTS>                           0
<OTHER-EXPENSES>                1,681,914<F6>
<LOSS-PROVISION>                        0
<INTEREST-EXPENSE>                      0
<INCOME-PRETAX>                 5,643,784
<INCOME-TAX>                            0
<INCOME-CONTINUING>             5,643,784
<DISCONTINUED>                          0
<EXTRAORDINARY>                         0
<CHANGES>                               0
<NET-INCOME>                    5,643,784
<EPS-BASIC>                           0<F7>
<EPS-DILUTED>                           0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $82,887,489 and
    Mortgage-Backed Securities ("MBS") of $15,800,538.
<F2>Includes prepaid acquisition fees and expenses of $7,140,533 net of accumulated amortization of $6,670,991 and prepaid participation servicing fees of $2,155,565 net of accumulated amortization of $1,989,708.
<F3>Represents  total equity of General Partners and Limited Partners.  General
    Partners deficit of ($350,694) and Limited Partners equity of $104,876,238.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $916,731 of amortization of prepaid fees and expenses.
<F7>Net income allocated  $169,314 to the General Partners and $5,474,470 to the
    Limited Partners. Average net income per Limited Partner interest is $.37 on 14,956,896 Limited Partner interests outstanding.

